-------------------------------------------------------------------------------
[FOAMEX LOGO OMITTED]                                             Press Release
-------------------------------------------------------------------------------

                                        Contact:  Denise DesChenes/Kara Findlay
                                                  Citigate Sard Verbinnen
                                                  (212) 687-8080/(312) 895-4700


            FOAMEX INTERNATIONAL ANNOUNCES FIRST QUARTER 2004 RESULTS


-------------------------------------------------------------------------------

LINWOOD, PA, May 6, 2004 - Foamex International Inc. (NASDAQ: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2004 first quarter results.

Results

Sales & Gross  Profit
--------------------
Net sales for the first quarter of 2004 were $313.6 million, down 4% from $328.2 million in the first quarter of 2003. Gross profit in the first quarter of 2004 was $39.8 million, up 30% from $30.5 million in the first quarter of 2003. Gross profit margin for the first quarter of 2004 was 12.7%, up from 9.3% in the first quarter of 2003, and the fifth consecutive quarter of gross profit margin recovery. The gross profit margin improvement reflects lower overall plant operating costs and a better mix of value-added products.

Earnings
--------
Net loss for the first quarter of 2004 was $2.1 million, or $0.09 per diluted share, compared with a net loss of $10.4 million, or $0.43 per diluted share in the first quarter of 2003.

Income from operations was $13.2 million for the first quarter of 2004, up 37% from $9.6 million in the first quarter of 2003. Selling, general and administrative expenses for the first quarter of 2004 were $26.0 million versus $20.9 million in the first quarter of 2003. The quarter's SG&A expenses include a charge of $3.7 million related to the bankruptcy of a major customer. Interest and debt issuance expense for the first quarter of 2004 was $18.6 million, a decrease from $19.1 million in the first quarter 2003, primarily due to lower amortization of debt issuance cost.

Commenting on the results, Tom Chorman, Foamex's President and Chief Executive Officer, said: "We are encouraged with the improvement we have seen in several areas this quarter, particularly since we absorbed a significant charge associated with the bankruptcy of a major bedding customer. Our continued focus on developing more consumer oriented products, improving our supply chain efficiency and overall cost management is showing positive results, as Foamex recorded its fifth consecutive quarter of gross profit margin improvement. While we still face difficult marketplace challenges, I remain confident that as the year progresses, Foamex will continue to show improved operating performance."

Business Segment Performance
Foam Products
-------------
Foam Products net sales for the first quarter of 2004 were $134.4 million, up 14% from $118.2 million in the first quarter of 2003 due primarily to higher volumes of value-added products. Income from operations for the first quarter of 2004 was $16.3 million, up 135% from $6.9 million in the first quarter of 2003. The increase primarily reflects the effect of higher volume, improved product mix and improved operating efficiency.

Automotive Products
-------------------
Automotive Products net sales for the first quarter of 2004 were $94.0 million, down 22% from $121.1 million in the first quarter of 2003. The decrease is primarily the result of customer sourcing actions. Income from operations for the first quarter of 2004 was $5.0 million, down 47% from $9.4 million in the first quarter of 2003, primarily due to the effect of lower volume.

Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the first quarter of 2004 were $46.1 million, down 6% from $49.1 million in the first quarter of 2003 due to lower volume. Income from operations in the first quarter of 2004 was $1.3 million as compared to a loss of $0.6 million in the first quarter of 2003, due to the continued benefit from plant consolidations and efficiency improvements implemented over the past year, and lower material costs.

Technical Products
------------------
Technical Products net sales for the first quarter of 2004 were $31.1 million, down 4% from $32.4 million in the first quarter of 2003, due to a higher mix of lower priced products which offset a 3% unit volume gain. Income from operations for the first quarter of 2004 was $8.9 million, the same as the first quarter of 2003.

Conference Call and Replay
Foamex management will host a conference call today, May 6, 2004, at 10:00 a.m. EDT to discuss the Company's first quarter 2004 results. Investors can access the conference call in the U.S. by dialing (888) 390-2576 (international callers, dial (484) 630-8116), asking to be connected to the Foamex investor call led by Tom Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site that will be available shortly after the call.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges, the expected benefits of expanding the use of VPF technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #


                           (financial tables attached)

                   Foamex International Inc. and Subsidiaries
                     Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                  [Unaudited]

                                                                                     First Quarter Comparative
                                                                                       2004              2003
                                                                                       ----              ----
Net Sales                                                                              $313,618       $328,151
Cost of Goods Sold                                                                      273,859        297,614
                                                                                       --------       --------
Gross Profit                                                                             39,759         30,537
Selling, General & Administrative Expenses                                               25,985         20,899
Restructuring Charges                                                                       528             -
                                                                                       --------       --------
Income from Operations                                                                   13,246          9,638
Interest and Debt Issuance Expense                                                       18,611         19,111
Income from Equity Interest in Joint Ventures                                               277            366
Other Income (Expense), Net                                                                 992        (1,615)
                                                                                       --------       --------
Loss Before Benefit for Income Taxes                                                    (4,096)       (10,722)

Benefit for Income Taxes                                                                (1,981)          (300)
                                                                                       --------       --------
Net Loss                                                                              $ (2,115)      $(10,422)
                                                                                       ========       ========

---------------------------------------------------------------------------------------------------------------

Loss Per Share - Basic:                                                                $ (0.09)       $ (0.43)
                                                                                       ========       ========
Loss Per Share - Diluted:                                                              $ (0.09)       $ (0.43)
                                                                                       ========       ========
Weighted Average Shares Outstanding - Basic                                              24,437         24,351
                                                                                       ========       ========
Weighted Average Shares Outstanding - Diluted                                            24,437         24,351
                                                                                       ========       ========

                                                     -more-

                   Foamex International Inc. and Subsidiaries

                             Selected Financial Data
                                   ($Millions)
                                   (Unaudited)


                                                                   As of                         As of
                                                              March 28, 2004               December 28, 2003
                                                              --------------               -----------------
Balance Sheet:
   Cash                                                                  $4.3                         $6.6

   Current Assets                                                      $335.1                       $326.6

   Total Assets                                                        $798.4                       $789.9

   Current Liabilities                                                 $311.2                       $295.4

   Long-Term Debt                                                      $636.2                       $640.6

   Shareholders' Deficit                                              $(205.3)                     $(203.1)



                                                               Quarter Ended                 Quarter Ended
                                                              March 28, 2004                March 30, 2003
                                                              --------------                --------------
Other:
   Depreciation and Amortization                                         $6.4                         $6.1

   Capital Expenditures                                                  $1.2                         $2.0


